JAFFE & FALK, LLC
                               777 TERRACE AVENUE
                       HASBROUCK HEIGHTS, NEW JERSEY 07604
                            TELEPHONE (201) 288-8282
                            FACSIMILE (201) 288-8208

                                 August 9, 2005

Division of Corporation Finance
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

      RE:   Medicore, Inc - File No. 0-6906
            Annual Report on Form 10-K/A, Amendment No. 1 for the year ended December 31, 2004

Gentlemen:

      Enclosed for filing pursuant to the EDGAR system is the Annual Report on Form 10-K/A, Amendment No. 1 of Medicore, Inc. for the year ended December 31, 2004, with financial statements, schedule and exhibits.


                                     Very truly yours,

                                     JAFFE & FALK, LLC

                                     /s/ LAWRENCE E. JAFFE
                                     -------------------------------------------
                                     Lawrence E. Jaffe, Esq.
                                     Counsel to Medicore, Inc.
JMJ:nac
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